Exhibit 4.3

AMENDMENT NO. 1 TO NATION AGREEMENT

This Amendment No.1 (this “Amendment”) to the Nation Agreement dated May 5, 2004 (the “Original Agreement”) between The Seneca Nation of Indians of New York, a sovereign federally recognized Indian Nation (the “Nation”), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC (collectively, the “Initial Purchasers”) and Wells Fargo Bank, National Association, as trustee for the holders of the Notes referred to below (the “Trustee”) is made and entered into this 23rd day of May, 2005.

WHEREAS, in connection with the offering of $300,000,000 aggregate principal amount of 7¼% Senior Notes due 2012 issued by Seneca Gaming Corporation (the “Company”) on May 5, 2004, the Nation entered into the Original Agreement;

WHEREAS, the Company proposes to issue from time to time Additional Notes under the Indenture dated May 5, 2004 among the Company, the Guarantors, Seneca Niagara Falls Gaming Corporation, and the Trustee (as supplemented on May 23, 2005, the “Indenture”);

WHEREAS, the Nation and the Trustee desire to amend the Original Agreement pursuant to Section 8(a) thereof;

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them as set forth in the Indenture;

NOW, THEREFORE, the Nation agrees as follows for the benefit of the Trustee and for the equal and ratable benefit of the Holders:

SECTION 1.  Amendment.

The First Recital of the Original Agreement is hereby amended by deleting the reference to “(the “Notes”)” therein.

SECTION 2.  Effectiveness, etc.

(a)  This Amendment will become effective immediately upon the execution and delivery hereof by the Nation and the Trustee.

(b)  Except as specifically amended by this Amendment, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)  The Nation and the Trustee agree that any dispute arising under the provisions of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

(d)  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

(e)  The term “Agreement” as used in the Original Agreement shall mean the Original Agreement as amended by this Amendment.

SECTION 3.  Limited Waiver of Sovereign Immunity.  By executing this Amendment, the Nation hereby affirms that the irrevocable limited waiver of sovereign immunity as set forth in Section 5 of the Original Agreement shall continue in full force and effect with respect to the Original Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Very truly yours,

SENECA NATION OF INDIANS

By:	/s/ John Pasqualoni
Name: John Pasqualoni
Title: Interim President and Chief Executive Office

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Timothy P. Mowdy
Name: Timothy P. Mowdy
Title: Assistant Vice President